Sonic Foundry Names Michael Norregaard Chief Operating Officer

MADISON, Wis. - March 08, 2019 - Sonic Foundry today announced the appointment of Chief Operating Officer, Michael Norregaard, who will support the company’s efforts to drive revenue, market share and customer satisfaction. Norregaard will continue to report directly to Gary Weis, CEO.

Norregaard joined the company in 2013, most recently holding the role of SVP of Customer Experience and Mediasite Events. As COO, he will oversee the company’s IT department, hosting operations, customer care, system engineering, business development efforts, the Mediasite Events team as well as the launching of a new customer success initiative.

During his tenure with the company, Norregaard has held the SVP of Sales Operations and VP of Business Development titles. He spearheaded efforts to drive efficiencies in the sales channel, develop and manage the pipeline and maximize customer experience for the company. Norregaard led the company’s growth strategy in China by assessing the market and competitive landscape, identifying unique requirements and building the partnerships that have ultimately generated millions of dollars in new billings. He was also key in growing the Mediasite Video Cloud business the past few years, the fastest growing part of the business. Before joining Sonic Foundry, Norregaard held executive roles in European technology companies for several years, was client manager and sales executive at IBM and also a general manager at AT&T.

“I am happy to announce the promotion of Michael to COO of Sonic Foundry. Michael has made invaluable contributions to our team for the past five years, including taking on the management of more of the company’s operating activities during the past year. It is clear he plays an integral role in the operations of the company,” said Gary Weis, CEO, Sonic Foundry. “I’m confident his extensive experience will make us more efficient and help us continue to improve the quality of service we deliver to our customers.”

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com